News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release	Immediately
Date	July 30, 2025
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Three and Six Months Ended June 30, 2025
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the three and six months ended June 30, 2025.
“We are raising our outlook based on stabilizing operations and accelerated acquisition volume,” said Joe Russell, President and Chief Executive Officer. “Strategic initiatives across the company are distinguishing our performance. Public Storage’s operating model transformation is enhancing the customer experience while bolstering our leading growth and profitability. Leveraging our platform strength, strong retained cash flow, reputation as a preferred acquirer, and unique in-house development team, we are executing on accretive acquisitions and development with more than $1.1 billion of investment anticipated this year.”

Highlights for the Three Months Ended June 30, 2025
•Reported net income allocable to common shareholders of $1.76 per diluted share.
•Reported core FFO allocable to common shareholders (“Core FFO”) of $4.28 per diluted share.
•Achieved 78.8% Same Store (as defined below) direct net operating income margin.
•Acquired sixteen self-storage facilities with 1.1 million net rentable square feet for $162.3 million. Subsequent to June 30, 2025, we acquired or were under contract to acquire 47 self-storage facilities with 3.1 million net rentable square feet for $481.9 million.
•Opened two newly developed facilities and completed various expansion projects, which together added 0.2 million net rentable square feet at a cost of $64.0 million. At June 30, 2025, we had various facilities in development and expansion expected to add 3.8 million net rentable square feet at an estimated cost of $648.2 million.
•Completed a public offering of $875 million aggregate principal amount of unsecured senior notes in various tranches and maturities.
Luke Petherbridge Appointed as New Independent Trustee
On July 30, 2025, the Board of Trustees appointed Luke Petherbridge as an additional trustee, effective immediately, with an initial term expiring at the 2026 annual meeting of shareholders. Mr. Petherbridge will serve as a member of the Nominating, Governance, and Sustainability Committee.
Mr. Petherbridge brings over 20 years of experience across corporate finance, real estate management, and enterprise transformation. He has served as Chief Executive Officer of Link Logistics since September 2020. Prior thereto, Mr. Petherbridge served as President and Chief Executive Officer of LivCor, LLC from July 2019 to September 2020, President and Chief Executive Officer of ShopCore Properties from May 2016 to September 2020, and in various executive and leadership positions at public and private real estate companies in the United States and Australia.

“We are pleased to welcome Luke Petherbridge to the Board of Trustees of Public Storage,” said Ronald L. Havner, Public Storage’s Chairman. “Luke brings significant leadership acumen to our Board, and his deep experience as a corporate executive will serve Public Storage and our stakeholders well into the future.”

Operating Results for the Three Months Ended June 30, 2025
For the three months ended June 30, 2025, net income allocable to our common shareholders was $309.0 million or $1.76 per diluted common share, compared to $468.4 million or $2.66 per diluted common share for the same period in 2024, representing a decrease of $159.4 million or $0.90 per diluted common share. The decrease is due primarily to (i) a $158.5 million increase in foreign currency losses primarily associated with our Euro denominated notes payable, (ii) an $8.7 million decrease in equity in (loss) earnings of unconsolidated real estate entities, and (iii) a $5.5 million decrease in interest income, partially offset by (iv) a $7.7 million increase in self-storage net operating income.
The $7.7 million increase in self-storage net operating income in the three months ended June 30, 2025 as compared to the same period in 2024 is a result of a $12.0 million increase attributable to our Non-Same Store Facilities (as defined below), partially offset by a $4.3 million decrease attributable to our Same Store Facilities. Revenues for the Same Store Facilities increased 0.2% or $2.0 million in the three months ended June 30, 2025 as compared to the same period in 2024, due primarily to higher realized annual rent per occupied square foot and a decline in occupancy. Cost of operations for the Same Store Facilities increased by 2.9% or $6.4 million in the three months ended June 30, 2025 as compared to the same period in 2024, due primarily to increased other direct property costs, repairs and maintenance expense and marketing expense, partially offset by decreased on-site property manager payroll. The increase in net operating income of $12.0 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2024 and the lease-up of newly acquired and development/expansion properties.
Operating Results for the Six Months Ended June 30, 2025
For the six months ended June 30, 2025, net income allocable to our common shareholders was $667.2 million or $3.79 per diluted common share, compared to $927.6 million or $5.26 per diluted common share for the same period in 2024, representing a decrease of $260.4 million or $1.47 per diluted common share. The decrease is due primarily to (i) a $264.8 million increase in foreign currency exchange losses primarily associated with our Euro denominated notes payable partially offset by (ii) a $20.9 million increase in self-storage net operating income.
The $20.9 million increase in self-storage net operating income in the six months ended June 30, 2025 as compared to the same period in 2024 is a result of a $25.5 million increase attributable to our Non-Same Store Facilities, partially offset by a $4.6 million decrease attributable to our Same Store Facilities. Revenues for the Same Store Facilities increased 0.1% or $2.6 million in the six months ended June 30, 2025 as compared to the same period in 2024, due primarily to higher realized annual rent per occupied square foot offset by a decline in occupancy. Cost of operations for the Same Store Facilities increased by 1.5% or $7.2 million in the six months ended June 30, 2025 as compared to the same period in 2024, due primarily to increased property tax expense offset by decreased on-site property manager payroll expense. The increase in net operating income of $25.5 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2023 and 2024.
Funds from Operations
Funds from Operations (“FFO”) and FFO per diluted common share (“FFO per share”) are non-GAAP measures defined by Nareit. We believe that FFO and FFO per share are useful to REIT investors and analysts in measuring our performance because Nareit’s definition of FFO excludes items included in net income that do not relate to or are not indicative of our operating and financial performance. FFO represents net income before real estate-related depreciation and amortization, which is excluded because it is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FFO also excludes gains or losses on sale of real estate assets and real estate impairment charges, which are also based upon historical costs and are impacted by historical depreciation. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our consolidated statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.
For the three months ended June 30, 2025, FFO was $3.44 per diluted common share as compared to $4.30 for the same period in 2024, representing a decrease of 20.0%.
For the six months ended June 30, 2025, FFO was $7.15 per diluted common share as compared to $8.54 in the same period in 2024, representing a decrease of 16.3%.
We also present “Core FFO” and “Core FFO per share,” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of corporate transformation costs, loss contingencies, due diligence costs incurred in pursuit of strategic transactions, unrealized gain or loss on private equity investments, and amortization of acquired non real estate-related intangibles. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance, and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.

The following table reconciles net income to FFO and Core FFO and reconciles diluted earnings per share to FFO per share and Core FFO per share (unaudited):

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	Percentage Change	2025	2024	Percentage Change

	(Amounts in thousands, except per share data)
Reconciliation of Net Income to FFO and Core FFO:
Net income allocable to common shareholders	$308,968	$468,366	(34.0)%	$667,198	$927,575	(28.1)%
Eliminate items excluded from FFO:
Real estate-related depreciation and amortization	280,221	279,894		560,230	562,097
Real estate-related depreciation from unconsolidated real estate investment	17,683	9,762		30,958	19,518
Real estate-related depreciation allocated to noncontrolling interests and restricted share unitholders and unvested LTIP unitholders	(2,215)	(1,880)		(4,329)	(3,715)
Impairment write-down of real estate investments				3,827	—
Gains on sale of real estate investments, including our equity share from investment	(163)	—		(208)	(871)
FFO allocable to common shares	$604,494	$756,142	(20.1)%	$1,257,676	$1,504,604	(16.4)%
Eliminate the impact of items excluded from Core FFO, including our equity share from investment:
Foreign currency exchange loss (gain)	146,070	(12,449)		214,765	(49,992)
Unrealized loss (gain) on private equity investments	915	(1,011)		1,788	(2,114)
Corporate transformation costs	1,013	—		1,802	—
Other items	(143)	2,211		915	3,365
Core FFO allocable to common shares	$752,349	$744,893	1.0%	$1,476,946	$1,455,863	1.4%

Reconciliation of Diluted Earnings per Share to FFO per Share and Core FFO per Share:
Diluted earnings per share	$1.76	$2.66	(33.8)%	$3.79	$5.26	(27.9)%
Eliminate amounts per share excluded from FFO:
Real estate-related depreciation and amortization	1.68	1.64		3.34	3.29
Impairment write-down of real estate investments				0.02	—
Gains on sale of real estate investments, including our equity share from investment	—	—		—	(0.01)
FFO per share	$3.44	$4.30	(20.0)%	$7.15	$8.54	(16.3)%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investment:
Foreign currency exchange loss (gain)	0.82	(0.08)		1.21	(0.29)
Unrealized loss (gain) on private equity investments	0.01	—		0.01	(0.01)
Corporate transformation costs	0.01	—		0.01	—
Other items	—	0.01		0.01	0.02
Core FFO per share	$4.28	$4.23	1.2%	$8.39	$8.26	1.6%

Diluted weighted average common shares	175,921	176,009		175,932	176,180

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2023. Our Same Store Facilities increased from 2,507 facilities at December 31, 2024 to 2,565 at June 30, 2025. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2023, 2024, and 2025 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store Facilities information is used by investors and analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology, or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results (for all periods presented) of these 2,565 facilities (175.3 million net rentable square feet) that represent approximately 78% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at June 30, 2025 (unaudited):

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	Change (f)	2025	2024	Change (f)

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$913,422	$911,393	0.2%	$1,815,124	$1,813,135	0.1%
Late charges and administrative fees	31,771	31,752	0.1%	64,612	64,039	0.9%
Total revenues	945,193	943,145	0.2%	1,879,736	1,877,174	0.1%

Direct cost of operations (a):
Property taxes	95,668	91,651	4.4%	193,520	185,449	4.4%
On-site property manager payroll	31,679	32,624	(2.9)%	63,575	69,040	(7.9)%
Repairs and maintenance	18,580	18,787	(1.1)%	40,730	39,097	4.2%
Utilities	10,437	10,409	0.3%	24,919	23,872	4.4%
Marketing	19,132	18,222	5.0%	41,000	42,472	(3.5)%
Other direct property costs	24,669	24,410	1.1%	50,391	49,971	0.8%
Total direct cost of operations	200,165	196,103	2.1%	414,135	409,901	1.0%
Direct net operating income (b)	745,028	747,042	(0.3)%	1,465,601	1,467,273	(0.1)%
Indirect cost of operations (a):
Supervisory payroll	(10,574)	(10,010)	5.6%	(21,679)	(20,782)	4.3%
Centralized management costs	(15,479)	(13,624)	13.6%	(30,837)	(28,529)	8.1%
Share-based compensation	(2,423)	(2,538)	(4.5)%	(5,000)	(5,279)	(5.3)%
Net operating income (c)	$716,552	$720,870	(0.6)%	$1,408,085	$1,412,683	(0.3)%

Gross margin (before indirect costs, depreciation and amortization expense)	78.8%	79.2%	(0.4)%	78.0%	78.2%	(0.2)%

Gross margin (before depreciation and amortization expense)	75.8%	76.4%	(0.6)%	74.9%	75.3%	(0.4)%

Weighted average for the period:
Square foot occupancy	92.6%	93.0%	(0.4)%	92.1%	92.5%	(0.4)%
Realized annual rental income per (d):
Occupied square foot	$22.50	$22.36	0.6%	$22.49	$22.35	0.6%
Available square foot	$20.84	$20.79	0.2%	$20.71	$20.68	0.1%
At June 30:
Square foot occupancy				92.2%	92.6%	(0.4)%
Annual contract rent per occupied square foot (e)				$22.67	$22.54	0.6%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(c)See reconciliation of self-storage NOI to net income provided below.
(d)Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(e)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
(f)Represents the absolute nominal change with respect to gross margin and square foot occupancy, and the percentage change with respect to all other items.
Property Operations – Non-Same Store Facilities
In addition to the 2,565 Same Store Facilities, we have 538 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2023 or that we did not own as of January 1, 2023, including 211 facilities that were acquired, 40 newly developed facilities, 62 facilities that have been expanded or are targeted for expansion, and 225 facilities that are unstabilized because they are undergoing fill-up or were damaged in casualty events (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Analysis of Net Income – Self-Storage Operations” in our June 30, 2025 Form 10-Q.
Investing and Capital Activities
During the three months ended June 30, 2025, we acquired 16 self storage facilities (six in Florida, three in Georgia, two in Colorado, two in Ohio, and one each in Pennsylvania, South Carolina, and Texas) with 1.1 million net rentable square feet for $162.3 million. During the six months ended June 30, 2025, we acquired 25 self-storage facilities (nine in Florida, three in Georgia, four in Colorado, two in Ohio, two in South Carolina, two in Texas, and one each in Idaho, New Jersey and Pennsylvania) with 1.8 million net rentable square feet for $303.3 million. Subsequent to June 30, 2025, we acquired or were under contract to acquire 47 self-storage facilities across 17 states with 3.1 million net rentable square feet for $481.9 million.
During 2023, we acquired BREIT Simply Storage LLC (“Simply”), a self-storage company that owned and operated 127 self-storage facilities (9.4 million square feet) and managed 25 self-storage facilities (1.8 million square feet) for third parties, for a purchase price of $2.2 billion in cash. The Simply portfolio facilities generated self-storage revenues of $77.5 million, NOI of $53.9 million (including Direct NOI of $56.7 million), and average square footage occupancy of 88.6% for the three months ended June 30, 2025.
During the three months ended June 30, 2025, we opened two newly developed facilities and various expansion projects, which together contributed 0.2 million net rentable square feet (0.1 million in Hawaii and less than 0.1 million in Texas and New York) at a cost of $64 million. During the six months ended June 30, 2025, we opened five newly developed facilities and various expansion projects, which together contributed 0.9 million net rentable square feet (0.4 million in California and 0.3 million in Texas, 0.1 million in Hawaii and less than 0.1 million in New York) at a cost of $208.4 million. At June 30, 2025, we had various facilities in development (expected to contribute 2.6 million net rentable square feet) estimated to cost $487.9 million and various expansion projects (expected to contribute 1.2 million net rentable square feet) estimated to cost $160.2 million. Our aggregate 3.8 million net rentable square foot pipeline of development and expansion facilities includes 1.8 million in Florida, 0.7 million in California, 0.3 million in Texas, and 0.1 million each in Arizona, Colorado, Georgia, Hawaii, Idaho, Nevada, New York, North Carolina, South Carolina, and Virginia. The remaining $390.9 million of development costs for these projects are expected to be incurred primarily in the next 18 to 24 months.

On July 13, 2025, Ki Corporation (“Ki”) and Public Storage (together, the “Consortium”) announced a revised non-binding indicative offer to acquire all of the outstanding stapled securities of Abacus Storage King (ASX:ASK) that are not already held by Ki or its subsidiaries (together, the “Ki Group”) for A$1.65 per stapled security. The Ki Group is currently ASK’s major securityholder. Under the terms of the revised offer, Public Storage’s share of the total estimated cost, excluding direct transaction costs, would be approximately $710 million (A$1.08 billion), anticipated to be funded with Australian Dollar denominated unsecured debt. Abacus Storage King is one of the largest self-storage owners in Australia and New Zealand with approximately 126 operating properties, 21 development sites, and 75 managed properties. The structure of the transaction is subject to finalization, and the transaction is subject to a number of conditions, including due diligence, negotiation of a definitive agreement, and legal, regulatory, and shareholder approvals.
Outlook for the Year Ending December 31, 2025
Set forth below are our current expectations with respect to full year 2025 Core FFO per share and certain underlying assumptions. In reliance on the exception provided by applicable SEC rules, we do not provide guidance for GAAP net income per share, the most comparable GAAP financial measure, or a reconciliation of 2025 Core FFO per share to GAAP net income per share because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gains or losses on sales of real estate investments, (ii) foreign currency exchange gains and losses, (iii) charges related to the redemption of preferred securities, and (iv) certain other significant non-cash and/or nonrecurring income or expense items. The actual amounts for any and all of these items could significantly impact our 2025 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.

	2025 Guidance
	Current Guidance		Prior Guidance
	Low	High	Low	High
	(Dollar amounts in thousands, except per share data)
Same Store:
Revenue growth (a)	(1.3)%	0.8%	(1.3)%	0.8%
Expense growth (b)	2.3%	3.0%	2.5%	4.0%
Net operating income growth (b)	(2.6)%	0.3%	(2.9)%	0.2%

Consolidated:
Non-Same Store net operating income	$465,000	$475,000	$444,000	$464,000
Ancillary net operating income	$200,000	$205,000	$198,000	$203,000
Core general and administrative expense (c)	$91,000	$97,000	$91,000	$97,000
Interest expense	$304,000		$285,000
Preferred dividends	$195,000		$195,000

Capital Activity:
Development openings	$370,000		$370,000

Capital expenditures:
Maintenance of real estate facilities	$150,000		$150,000
Energy efficiencies (d)	$50,000		$50,000

Core FFO per share (a):	$16.45	$17.00	$16.35	$17.00
Core FFO per share growth from 2024 Core FFO per share	(1.3)%	2.0%	(1.9)%	2.0%

Non-Same Store Net Operating Income Beyond 2025:
Incremental Non-Same Store NOI to stabilization (2026 and beyond)	$110,000		$80,000
(a)Both the low-end and high-end of the expected revenue growth from our Same Store Facilities in 2025 include a negative 1% estimated impact from the self-storage facilities located in Los Angeles County, where a temporary governmental pricing limitation is in place under the “State of Emergency” declarations following the wildfires in Southern California in early 2025. This leads to a negative $0.23 per share impact on both the low-end and high-end of the estimated Core FFO per share for 2025.
(b)Based on total same store cost of operations and net operating income (i.e., not direct), as reflected in the summary table for Same Store Facilities above.
(c)Excludes any significant non-recurring general and administrative expense items.
(d)Energy efficiency initiatives primarily include solar panel installation.

Second Quarter Conference Call
A conference call is scheduled for July 31, 2025 at 9:00 a.m. (PT) to discuss the second quarter earnings results.  The domestic dial-in number is (877) 407-9039, and the international dial-in number is (201) 689-8470. A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through August 14, 2025 by calling (844) 512-2921 (domestic), (412) 317-6671 (international) (access ID number for either domestic or international is 13754863) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
About Public Storage
Public Storage, a member of the S&P 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At June 30, 2025, we: (i) owned and/or operated 3,432 self-storage facilities located in 40 states with approximately 250 million net rentable square feet in the United States and (ii) owned a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels:SHUR), which owned 321 self-storage facilities located in seven Western European nations with approximately 18 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.
This press release, our Form 10-Q for the second quarter of 2025, a financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to our 2025 outlook and all underlying assumptions; our expected acquisition, disposition, development, and redevelopment activity; supply and demand for our self-storage facilities; information relating to operating trends in our markets; expectations regarding operating expenses, including property tax changes; expectations regarding the impacts from inflation and changes in macroeconomic conditions; our strategic priorities; expectations with respect to financing activities, rental rates, cap rates, and yields; leasing expectations; our credit ratings; and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management and may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Risks and uncertainties that may impact future results and performance include, but are not limited to those risks and uncertainties described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2025 and in our other filings with the SEC. These include changes in demand for our facilities; changes in macroeconomic conditions; changes in national self-storage facility development activity; impacts from our strategic corporate transformation initiative; impacts of natural disasters; adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance; adverse economic effects from public health emergencies, international military conflicts, international trade disputes (including threatened or implemented tariffs imposed by the U.S. and threatened or implemented tariffs imposed by foreign countries in retaliation), or similar events impacting public health and/or economic activity; increases in the costs of our primary customer acquisition channels; adverse impacts to us and our customers from high interest rates, inflation, unfavorable foreign currency rate fluctuations, or changes in federal or state tax laws related to the taxation of REITs; security breaches, including ransomware; or a failure of our networks, systems, or technology. These forward-looking statements speak only as of the date of this press release or as of the dates indicated in the statements. All of our forward-looking statements, including those in this press release, are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events, or circumstances after the date of these forward-looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenues:
Self-storage facilities	$1,118,658	$1,099,736	$2,221,656	$2,185,781
Ancillary operations	82,436	73,475	162,622	144,650
	1,201,094	1,173,211	2,384,278	2,330,431

Expenses:
Self-storage cost of operations	284,717	273,501	585,871	570,915
Ancillary cost of operations	33,288	27,543	63,981	54,612
Depreciation and amortization	283,216	283,342	565,931	568,545
Real estate acquisition and development expense	2,538	2,907	9,961	6,624
General and administrative	25,727	26,580	50,911	47,916
Interest expense	71,609	73,236	143,618	141,014
	701,095	687,109	1,420,273	1,389,626

Other increases (decreases) to net income:
Interest and other income	12,789	18,253	26,023	32,219
Equity in earnings of unconsolidated real estate entity	(2,230)	6,480	1,397	12,570
Foreign currency exchange (loss) gain	(146,070)	12,449	(214,765)	49,992
Gain on sale of real estate	163	—	208	874
Income before income tax expense	364,651	523,284	776,868	1,036,460
Income tax expense	(3,240)	(2,075)	(4,666)	(3,554)
Net income	361,411	521,209	772,202	1,032,906
Allocation to noncontrolling interests	(2,992)	(3,082)	(5,992)	(5,831)
Net income allocable to Public Storage shareholders	358,419	518,127	766,210	1,027,075
Allocation of net income to:
Preferred shareholders – distributions	(48,673)	(48,673)	(97,351)	(97,351)
Restricted share units and unvested LTIP units	(778)	(1,088)	(1,661)	(2,149)
Net income allocable to common shareholders	$308,968	$468,366	$667,198	$927,575

Per common share:
Net income per common share – Basic	$1.76	$2.67	$3.80	$5.28
Net income per common share – Diluted	$1.76	$2.66	$3.79	$5.26
Weighted average common shares – Basic	175,442	175,469	175,431	175,585
Weighted average common shares – Diluted	175,921	176,009	175,932	176,180

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	June 30, 2025	December 31, 2024
ASSETS	(Unaudited)

Cash and equivalents	$1,104,603	$447,416
Real estate facilities, at cost:
Land	5,805,482	5,711,685
Buildings	23,306,210	22,767,053
	29,111,692	28,478,738
Accumulated depreciation	(10,938,166)	(10,426,186)
	18,173,526	18,052,552
Construction in process	257,295	308,101
	18,430,821	18,360,653

Investment in unconsolidated real estate entity	387,946	382,490
Goodwill and other intangible assets, net	253,467	282,187
Other assets	364,616	282,188
Total assets	$20,541,453	$19,754,934

LIABILITIES AND EQUITY

Notes payable	$10,440,279	$9,353,034
Accrued and other liabilities	624,825	588,248
Total liabilities	11,065,104	9,941,282

Commitments and contingencies

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 174,000 shares issued (in series) and outstanding, (174,000 shares at December 31, 2024) at liquidation preference	4,350,000	4,350,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,452,716 shares issued (175,408,393 shares at December 31, 2024)	17,545	17,541
Paid-in capital	6,131,517	6,116,113
Accumulated deficit	(1,085,142)	(699,083)
Accumulated other comprehensive loss	(41,461)	(71,965)
Total Public Storage shareholders’ equity	9,372,459	9,712,606
Noncontrolling interests	103,890	101,046
Total equity	9,476,349	9,813,652
Total liabilities and equity	$20,541,453	$19,754,934

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds Available for Distribution (“FAD”)
(Unaudited – amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
FFO allocable to common shares	$604,494	$756,142	$1,257,676	$1,504,604
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	10,248	10,539	17,863	15,558
Foreign currency exchange loss (gain)	146,070	(12,449)	214,765	(49,992)
Less:
Capital expenditures to maintain real estate facilities	(41,414)	(54,719)	(85,555)	(112,775)
Capital expenditures for property enhancements	—	(41,664)	—	(69,290)
FAD (a)	$719,398	$657,849	$1,404,749	$1,288,105
Distributions paid to common shareholders	$526,358	$525,003	$1,052,644	$1,052,167
Distribution payout ratio	73.2%	79.8%	74.9%	81.7%
Distributions per common share	$3.00	$3.00	$6.00	$6.00
(a)FAD represents FFO adjusted to exclude certain non-cash charges and to deduct recurring capital expenditures, which do not include capital expenditures for energy efficiencies including LED lighting and solar panel installation. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment, and common distributions. We believe investors and analysts utilize FAD in a similar manner. FAD is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute this measure differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Self-storage revenues for:
Same Store Facilities	$945,193	$943,145	$1,879,736	$1,877,174
Acquired facilities	54,861	46,025	107,978	91,175
Newly developed and expanded facilities	44,369	38,628	86,873	75,450
Other non-same store facilities	74,235	71,938	147,069	141,982
Self-storage revenues	1,118,658	1,099,736	2,221,656	2,185,781

Self-storage cost of operations for:
Same Store Facilities	228,641	222,275	471,651	464,491
Acquired facilities	17,261	13,852	34,619	29,894
Newly developed and expanded facilities	13,762	12,330	28,031	25,032
Other non-same store facilities	25,053	25,044	51,570	51,498
Self-storage cost of operations	284,717	273,501	585,871	570,915

Self-storage NOI for:
Same Store Facilities	716,552	720,870	1,408,085	1,412,683
Acquired facilities	37,600	32,173	73,359	61,281
Newly developed and expanded facilities	30,607	26,298	58,842	50,418
Other non-same store facilities	49,182	46,894	95,499	90,484
Self-storage NOI (a)	833,941	826,235	1,635,785	1,614,866
Ancillary revenues	82,436	73,475	162,622	144,650
Ancillary cost of operations	(33,289)	(27,543)	(63,982)	(54,612)
Depreciation and amortization	(283,216)	(283,342)	(565,931)	(568,545)
Real estate acquisition and development expense	(2,538)	(2,907)	(9,961)	(6,624)
General and administrative expense	(25,727)	(26,580)	(50,911)	(47,916)
Interest and other income	12,789	18,253	26,023	32,219
Interest expense	(71,609)	(73,236)	(143,618)	(141,014)
Equity in earnings of unconsolidated real estate entity	(2,230)	6,480	1,397	12,570
Gain on sale of real estate	163	—	208	874
Foreign currency exchange (loss) gain	(146,070)	12,449	(214,765)	49,992
Income tax expense	(3,240)	(2,075)	(4,666)	(3,554)
Net income on our income statement	$361,410	$521,209	$772,201	$1,032,906

(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.